 Exhibit 99.1

PRESS RELEASE

 FOR IMMEDIATE RELEASE

October 29, 2014

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD NET SALES AND EARNINGS; DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (October 29, 2014) – Orchids Paper Products Company (NYSE MKT: TIS) today reported third quarter 2014 financial results.

Executive Summary:

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Total net sales increased 49%, to $44.4 million, a new quarterly record, compared to $29.8 million in the third quarter of 2013. Converted product sales increased 53%, from $28.2 million in 2013 to $43.2 million, a new quarterly record, in 2014. Converted product shipments from our Oklahoma facility were a record 2,391,000 cases, compared to the previous record of 2,138,000 cases in the fourth quarter of 2013.

●

Adjusted EBITDA increased 32%, or $2.2 million, to $9.2 million, a new quarterly record, in the third quarter of 2014, compared to $7.0 million in 2013. EBITDA increased 22%, or $1.5 million, to $8.5 million, a new quarterly record, in the third quarter of 2014, compared to $6.9 million in 2013.

●

Excluding certain costs, net income increased 15%, or $565,000, to $4.3 million, compared with $3.8 million of net income in the same period of 2013, and diluted net income per share as adjusted for certain costs for the third quarter 2014 was $0.49 per diluted share compared with $0.47 per diluted share in the same period in 2013. GAAP net income was $3.8 million, a new quarterly record and an increase of $107,000, or 3%, compared with $3.7 million of net income in the third quarter of 2013. GAAP diluted net income per share for the third quarter was $0.44 per diluted share compared with $0.47 per diluted share in 2013.

Mr. Jeff Schoen, President and Chief Executive Officer, stated, “Results in the third quarter and 2014 year-to-date improved significantly over the respective periods in 2013 as a result of new business, the improvement in western sales due to the Fabrica partnership we entered into in June, and a recovery of existing business from the second quarter of 2014. As stated last quarter, we expect the second half of 2014 to be a record setting one, which the third quarter results support. Furthermore, our partnership with Fabrica to supply our west coast sales is exceeding our expectations and has immediately added value to shareholders in the third quarter.”

“Strategically, the previously announced expansion plan is progressing as planned and is expected to increase our capacity for future growth, improve our manufacturing flexibility and lower our cost structure. A new paper machine is on track to be at full production rates by the beginning of the second quarter of 2015 and is expected to deliver approximately $6 million of additional EBITDA.”

Three-month period ended September 30, 2014

Net sales in the quarter ended September 30, 2014 were $44.4 million, an increase of 49% compared to $29.8 million in the same period of 2013. Net sales of converted product were $43.2 million in the 2014 quarter, an increase of 53% compared to $28.2 million in the in the same quarter last year. Net sales of parent rolls decreased 19%, from $1.6 million in the third quarter of 2013 to $1.3 million in the same quarter of 2014. The increase in converted product net sales was primarily due to a 57% increase in converted product tonnage shipped, which was partially offset by a 3% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold.

During the third quarter of 2014, we incurred $390,000 in additional non-cash expenses related to stock options granted to management, $207,000 of costs to demolish two paper machines that are being replaced with a new paper machine expected to start up in the first quarter of 2015 and be at full production by the beginning of the second quarter of 2015, and $84,000 of additional expenses related to the Fabrica transaction that occurred in the second quarter of 2014. As such, earnings before interest, taxes, depreciation and amortization adjusted to exclude these expenses (Adjusted EBITDA) was $9.2 million, or 20.7% of net sales, in the third quarter of 2014, compared to $7.0 million, or 23.5% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses was $4.3 million, an increase of $565,000, or 15%, compared with $3.8 million of net income in the same period of 2013, and diluted net income per share as adjusted to exclude these expenses was $0.49 per diluted share for the third quarter of 2014 compared with $0.47 per diluted share in the same period in 2013.

Gross profit for the third quarter of 2014 was $8.8 million, an increase of $1.6 million, or 23%, when compared with a gross profit of $7.1 million in the prior year quarter. Gross profit as a percent of net sales was 19.8% in the third quarter of 2014 compared to 24.0% for the same period in 2013. As a percent of net sales, gross profit decreased primarily due to higher paper production costs, higher depreciation, and lower parent roll sales prices. Paper production costs increased primarily due to lower production in our paper production operation following the shutdown of two of our older paper machines in September, which had a negative effect on absorption of fixed overhead costs, and higher fiber costs.

Selling, general and administrative expenses in the third quarter of 2014 totaled $2.5 million, an increase of $419,000, or 20%, compared to the same period in the prior year. The increase was primarily due to increased non-cash expenses related to stock options granted to management in 2014, as discussed above, which were partially offset by lower commission expense due to the mix of converted products sold. Adjusted for the acquisition related costs and non-cash compensation expense, selling, general and administrative expenses were $67,000 lower in the current year quarter compared to the prior year quarter. Selling, general and administrative expenses as a percent of net sales in the 2014 quarter were 5.7% compared to 7.1% for the prior year quarter.

Interest expense for the third quarter of 2014 totaled $90,000 compared to interest expense of $92,000 in the same period in 2013. Interest expense for 2014 excludes $43,000 of interest capitalized on significant projects during the quarter. The higher level of interest expense resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction.

As of September 30, 2014, the estimated effective tax rate for the full year is 32.4%, as compared to the 32.0% effective tax rate estimated as the end of the second quarter of 2014. The actual effective tax rate for the third quarter was 32.6%.

Nine-month period ended September 30, 2014

Net sales in the nine-month period ended September 30, 2014 were $101.4 million, which increased $15.8 million, or 18%, compared to $85.6 million in the same period of 2013. Net sales of converted product were $97.0 million in the 2014 period, an increase of $16.4 million, or 20%, when compared to the $80.6 million of net sales in the same period last year. Net sales of parent rolls decreased $658,000, or 13%, to $4.3 million in the nine-month period of 2014 compared with $5.0 million in the same period last year. The increase in converted product sales resulted from a 21% increase in converted product tonnage shipped, while net selling price per ton remained flat over the prior year period.

During 2014, we incurred $1.2 million in additional non-cash expenses related to stock options granted to management in addition to $1.6 million of expenses related to the Fabrica transaction and $207,000 of demolition costs related to two paper machines that will be replaced with a new paper machine. As such, Adjusted EBITDA was $21.2 million, or 20.9% of net sales, in the nine-month period of 2014, compared to $19.8 million, or 23.2% of net sales for the same period in the prior year.

Gross profit for the nine-month period of 2014 was $20.3 million, a decrease of $371,000, or 2%, when compared with a gross profit of $20.7 million in the prior year period. Gross profit as a percent of net sales was 20.0% in the nine-month period of 2014 compared to 24.1% for the same period in 2013. As a percent of net sales, gross profit decreased primarily due to higher fiber costs, higher production costs in both converting and the paper production operations, higher depreciation and lower parent roll selling prices.

Selling, general and administrative expenses in the nine-month period of 2014 totaled $9.1 million, an increase of $2.2 million, or 32%, compared to the same period in the prior year. The increase was primarily due to $1.6 million of expenses related to the Fabrica transaction and increased non-cash expenses related to stock options granted to management in 2014, which were partially offset by lower commission expense due to the mix of converted products sold. Adjusted for the Fabrica transaction related costs and non-cash compensation expense, selling, general and administrative expenses were $467,000 lower in the current year period compared to the prior year period. Selling, general and administrative expenses as a percent of net sales in the 2014 period were 9.0% compared to 8.1% for the prior year period.

Interest expense for the nine-month period of 2014 totaled $215,000 compared to interest expense of $280,000 in the same period in 2013. Interest expense for 2014 excludes $153,000 of interest capitalized on significant projects during the period. The higher level of total interest expense resulted from writing off $38,000 of deferred debt costs when we refinanced our debt with a new creditor and higher debt balances in the third quarter of 2014 due primarily to additional debt incurred in conjunction with the Fabrica transaction.

Cash provided by operations for the nine-month period ended September 30, 2014 was $15.9 million compared to $11.7 million in the prior year period. The increase in Adjusted EBITDA and accounts payable were the major reasons for the increase in cash provided by operations as compared to the prior year period. Cash used in investing activities was $25.0 million in 2014 compared to $7.6 million in the prior period. In 2014, $16.7 million in cash was paid as part of the acquisition of Fabrica’s U.S. business. Cash of $5.0 million was received from the sale of short-term investments. Capital expenditures for the nine-month periods were $13.3 million in 2014 and $7.6 million in 2013. During the nine-month period of 2014, cash provided by financing activities was $5.4 million, compared to cash used in financing activities of $4.9 million in the 2013 period. In 2014, $30.0 million of debt proceeds were received, which were offset by $15.8 million of debt repayments. For the year-to-date period, dividend payments totaled $8.7 million, compared to $7.9 million in 2013.

Total long-term debt outstanding as of September 30, 2014 was $29.3 million and the total of cash stood at $3.5 million. As a result, Net Debt outstanding as of September 30, 2014 was $25.8 million.

Dividend

On October 29, 2014, the Board of Directors of the Company authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock. The Company expects to pay this dividend on November 24, 2014 to stockholders of record at the close of business on November 10, 2014.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter results at 10:00 a.m. (ET) on Thursday, October 30, 2014. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Net Income excludes after-tax stock compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation and valuation (affecting stock compensation expense) and sporadic expenses (including costs of business acquisitions and demolition costs).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 6, 2014.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Converted Product Net Sales	$43,157	$28,190	$97,042	$80,601
Parent Roll Net Sales	1,272	1,570	4,342	5,000
Net Sales	44,429	29,760	101,384	85,601
Cost of Sales	35,645	22,620	81,092	64,938
Gross Profit	8,784	7,140	20,292	20,663
Selling, General and Administrative Expenses	2,541	2,122	9,127	6,912
Intangibles Amortization	322	-	430	-
Operating Income	5,921	5,018	10,735	13,751
Interest Expense	90	92	215	280
Other (Income) Expense, net	147	(9)	141	(21)
Income Before Income Taxes	5,684	4,935	10,379	13,492
Provision for Income Taxes	1,854	1,212	3,360	3,533
Net Income	$3,830	$3,723	$7,019	$9,959

Average number of shares outstanding, basic	8,753,308	7,964,254	8,363,913	7,813,762
Average number of shares outstanding, diluted	8,823,937	8,073,771	8,442,057	7,908,772

Net income per share:
Basic	$0.44	$0.47	$0.84	$1.27
Diluted	$0.44	$0.47	$0.83	$1.25

Cash dividends paid	$3,066	$2,809	$8,716	$7,893
Cash dividends per share	$0.35	$0.35	$1.05	$1.00

Operating Data:
Converted Product Tons Shipped	21,528	13,688	47,006	38,964
Parent Roll Tons Shipped	1,494	1,554	4,922	4,859
Total Tons Shipped	23,022	15,242	51,928	43,823
Total Paper Cost per Ton Consumed	$775	$753	$764	$754
Total Paper Cost	$11,206	$11,514	$32,659	$32,725

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$12,778	$5,799	$15,871	$11,718
Investing Activities	$(7,660)	$(2,013)	$(25,011)	$(7,570)
Financing Activities	$(7,764)	$(1,321)	$5,426	$(4,852)

	As of
	September 30,	December 31,
Balance Sheet Data:	2014	2013
Cash	$3,491	$7,205
Accounts Receivable, net	11,312	6,585
Inventory, net	10,144	10,921
Short-Term Investments	-	5,035
Other Current Assets	4,432	1,561
Property Plant and Equipment	158,172	137,750
Accumulated Depreciation	(48,750)	(42,005)
Net Property Plant and Equipment	109,422	95,745
Intangibles and Goodwill	25,120	-
Other Long Term Assets	199	40
Total Assets	$164,120	$127,092

Accounts Payable	$10,598	$3,685
Accrued Liabilities	5,393	4,030
Total Debt	29,325	15,079
Deferred Income Taxes	17,943	19,449
Total Stockholders' Equity	100,861	84,849
Total Liabilities and Stockholders' Equity	$164,120	$127,092

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

Non-GAAP Measurements

	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA Reconciliation:	2014	2013	2014	2013
Net Income	$3,830	$3,723	$7,019	$9,959
Plus: Interest Expense	90	92	215	280
Plus: Income Tax Expense	1,854	1,212	3,360	3,533
Plus: Depreciation	2,369	1,916	6,810	5,690
Plus: Intangibles Amortization	322	-	430	-
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$8,465	$6,943	$17,834	$19,462

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA Reconciliation:	2014	2013	2014	2013
EBITDA	$8,465	$6,943	$17,834	$19,462
Plus: Stock Compensation Expense	437	47	1,609	380
Plus: Acquisition Costs	84	-	1,572	-
Plus: Demolition Costs	207	-	207	-
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$9,193	$6,990	$21,222	$19,842

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Net Income Reconciliation:	2014	2013	2014	2013
Net income	$3,830	$3,723	$7,019	$9,959
Plus: Stock Compensation Expense, net of tax	295	34	1,087	276
Plus: Acquisition Costs, net of tax	57	-	1,062	-
Plus: Demolition Costs, net of tax	140	-	140	-
Adjusted Net income	$4,322	$3,757	$9,308	$10,235

Adjusted Diluted Net Income Per Share	$0.49	$0.47	$1.10	$1.29

	As of
	September 30,	December 31,
Net Debt Reconciliation:	2014	2013
Current Portion Long-Term Debt	$2,700	$1,152
Long-Term Debt	26,625	13,927
Total Debt	29,325	15,079
Less: Cash	(3,491)	(7,205)
Less: Short-Term Investments	-	(5,035)
Net Debt	$25,834	$2,839